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Exhibit 4.22

FORM OF

SECURITY AGREEMENT

Dated as of May     , 2004

from

The Grantors referred to herein

as Grantors

to

[NAME OF TRUSTEE]

as Trustee

(i)

Schedules
Schedule I	—	Pledged Equity
Schedule II	—	Pledged Debt
Schedule III	—	Patents, Trademarks and Trade Names and Copyrights
Schedule IV	—	Account Collateral
Schedule V	—	Commercial Tort Claims
Schedule VI-A	—	Secured Hedging Agreements
Schedule VI-B	—	Original Secured Cash Management Agreements
Schedule VII	—	Insurance Receivables
Exhibits
Exhibit A	—	Form of Security Agreement Supplement
Exhibit B	—	Form of Account Control Agreement (Deposit Account/Securities Account)
Exhibit C	—	Form of Consent and Agreement (Insurance Receivables)
Exhibit D	—	Form of Securities Account Control Agreement (Securities Account)
Exhibit E	—	Form of Intellectual Property Security Agreement
Exhibit F	—	Form of Intellectual Property Security Agreement Supplement
Exhibit G	—	Form of Perfection Certificate

(ii)

SECURITY AGREEMENT

        SECURITY AGREEMENT dated as of May     , 2004 made by FOSTER WHEELER LLC, a Delaware limited liability company (the "Company"), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 23(b)) (the Company, the Persons so listed and the Additional Grantors being, collectively, the "Grantors"), to [NAME OF TRUSTEE], as Trustee (together with any successor trustee appointed pursuant to Article 7 of the New Indenture (as hereinafter defined), the "Trustee").

PRELIMINARY STATEMENTS.

        (1)   The Company, certain of the Grantors and the Trustee have entered into an Indenture dated as of the date hereof (said Indenture, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "New Indenture"), providing for the issuance by the Company of Senior Secured Notes due 2011, in an aggregate principal amount of up to $270,000,000 (the "Notes"), consisting of $150,000,000 of rollover notes and $120,000,000 of upsized notes.

        (2)   It is a condition precedent to the issuance of the Notes under the New Indenture that the Grantors shall have entered into this Agreement in order to grant to the Trustee for the benefit of the Secured Parties (as hereinafter defined) a security interest in the Collateral (as hereinafter defined).

        (3)   Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the New Indenture Documents (as hereinafter defined).

        (4)   Certain of the Grantors have entered into a Third Amended and Restated Term Loan and Revolving Credit Agreement dated as of August 2, 2002 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "Credit Agreement"), with the Lenders and the Agents (each as defined therein).

        (5)   Pursuant to an Intercreditor Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "Intercreditor Agreement") among Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent (the "Collateral Agent") for the Lenders from time to time party to the Credit Agreement, and the Trustee, the Trustee has inter alia agreed, on its behalf and on behalf of the Noteholders, that the liens and security interests created pursuant to this Agreement shall be junior and subordinate to the liens and security interests granted by the Grantors to the Collateral Agent as collateral security for the obligations of the Grantors under the Credit Agreement and for certain other obligations designated as "Lender Obligations" in the Intercreditor Agreement.

        NOW, THEREFORE, in consideration of the premises and in order to induce the Noteholders to purchase and accept the Notes issued under the New Indenture, each Grantor hereby agrees with the Trustee for the benefit of the Secured Parties as follows:

        SECTION 1.    Definitions.

        (a)    New Indenture Terms.    Terms defined in the New Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the New Indenture.

        (b)    UCC Terms.    Unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

        (c)    Additional Terms.    The following additional terms have the following meanings:

        "Caribe Letter" means the Letter Agreement dated July 17, 2001 from Foster Wheeler International Corporation to Banco Mercantil C.A. Banco Universal relating to Foster Wheeler Caribe Corporation, C. A.

        "Foreign Subsidiary" means any Subsidiary of the Company created or organized under the laws of a jurisdiction outside the United States of America.

        "Lender Security Agreement" means

        "New Indenture Documents" means the New Indenture and the "Collateral Documents" under as defined in the New Indenture [and any documents that are designated under the New Indenture as "New Indenture Documents" for purposes of this Agreement], excluding, however, the Intercreditor Agreement.

        "Note Obligations" means all indebtedness, obligations and liabilities of the Company and the other Grantors to the Noteholders from time to time arising under or in connection with or related to (including under any guaranty of) or evidenced by the Notes or the New Indenture, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now, existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of the Notes, premium, interest (including Post-Petition Interest), fees, indemnities or expenses under or in connection with (including all guaranties of) the Notes or the New Indenture, and all extensions and renewals thereof, whether or not such indebtedness, obligations or liabilities were made in compliance with the terms and conditions of the New Indenture or in excess of the obligation of the Noteholders to lend. Note Obligations shall remain Note Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Note Obligations or any interest therein.

        "Noteholders" means the holders of Notes from time to time under the New Indenture.

        "Obligor" means

        "Perfection Certificate" means, with respect to any Grantor, a certificate substantially in the form of Exhibit G, completed and supplemented with the schedules contemplated thereby, and signed by an officer of such Grantor.

        "Post-Petition Interest" means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

        "Regulation S-X" means Regulation S-X under the Securities Act of 1933, as amended.

        "Secured Parties" means, collectively, the Trustee and the Noteholders.

        "3-16 Entity" means any entity with respect to which the Company files separate financial statements with the Securities and Exchange Commission pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X. As of the date hereof, the 3-16 Entities consist of                         .

        "UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

        (d)    Terms Defined Elsewhere in this Agreement.    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Account Collateral	2(a)(vi)

Account Control Agreement	6
Additional Collateral	12(b)
Additional Grantor	23(b)
After-Acquired Intellectual Property	12(b)
Agreement Collateral	2(a)(v)
Asbestos Policy	15(a)
Assigned Agreements	2(a)(v)
Collateral	2(a)
Collateral Agent	Preliminary Statement
Commercial Tort Claims Collateral	2(a)(viii)
Company	Introduction
Computer Software	2(a)(vii)(E)
Copyrights	2(a)(vii)(C)
Credit Agreement	Preliminary Statement
Equipment	2(a)(i)
Grantors	Introduction
Indemnified Party	21
Initial Pledged Debt	2(a)(iv)(B)
Initial Pledged Equity	2(a)(iv)(A)
Insurance Receivables	2(a)(x)
Intellectual Property Collateral	2(a)(vii)
Intellectual Property Security Agreement	12(a)
Intercreditor Agreement	Preliminary Statement
Inventory	2(a)(ii)
IP Security Agreement Supplement	2(a)(vii)(A)
Licenses	2(a)(vii)(F)
New Indenture	Preliminary Statement
Notes	Preliminary Statement
Patents	2(a)(vii)(A)
Pledged Account Bank	6
Pledged Debt	2(a)(iv)(D)
Pledged Equity	2(a)(iv)(C)
Receivables	2(a)(iii)
Related Contracts	2(a)(iii)
Secured Obligations	3(a)
Securities Account Control Agreement	5(c)
Securities Act	20(g)(i)
Security Agreement Supplement	23(b)
Security Collateral	2(a)(iv)
Subagent	19(b)
Trade Secrets	2(a)(vii)(D)
Trademarks	2(a)(vii)(B)
Trustee	Introduction

        SECTION 2.    Grant of Security.

        (a)    The Grant.    Subject to subsection (b) below, each Grantor hereby pledges to the Trustee, for the benefit of the Secured Parties, and hereby grants to the Trustee, for the benefit of the Secured Parties, a security interest in such Grantor's right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such

Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the "Collateral"):

          (i)    all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is imbedded in and is part of the equipment (any and all such property being the "Equipment");

          (ii)   all inventory in all of its forms, including, without limitation, (A) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (B) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (C) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, and all software related thereto, including, without limitation, software that is imbedded in and is part of the inventory (any and all such property being the "Inventory");

          (iii)  all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clauses (iv), (v) or (vi) below, being the "Receivables", and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the "Related Contracts");

          (iv)  the following (the "Security Collateral"):

            (A)  the shares of stock or other Equity Interests (the "Initial Pledged Equity") set forth opposite such Grantor's name on and as otherwise described in Schedule I hereto and issued by the Persons named therein, and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

            (B)  the indebtedness (the "Initial Pledged Debt") owed to such Grantor (including the indebtedness in a principal amount of $1,000,000 or more set forth opposite such Grantor's name on and as otherwise described in Schedule II hereto and issued by the obligors named therein), and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

            (C)  all additional shares of stock and other Equity Interests of or in any issuer of the Initial Pledged Equity, any Subsidiary directly owned by such Grantor, or any successor entity from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the "Pledged Equity"), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto;

            (D)  all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the "Pledged Debt") and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

            (E)  all other investment property (including, without limitation, all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

          (v)   all contracts or agreements to which any Grantor is a party (including, without limitation, the Intercompany Cash Management Agreement), in each case as such contracts or agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the "Assigned Agreements"), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the "Agreement Collateral");

          (vi)  the following (collectively, the "Account Collateral"):

            (A)  (1) the Collateral Deposit Account (as defined in the Credit Agreement), (2) the LC Collateral Account (as defined in the Credit Agreement), (3) all other deposit accounts from time to time maintained with any Lender or an Affiliate of a Lender listed on Schedule IV to the Lender Security Agreement (a copy of which is attached as Schedule IV hereto), and (4) all funds and financial assets from time to time credited thereto, all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Deposit Account, the LC Collateral Account and the Other Deposit Accounts;

            (B)  all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Trustee (or by the Collateral Agent pursuant to the Lender Security Agreement) for or on behalf of such Grantor; and

            (C)  all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

          (vii) the following (collectively, the "Intellectual Property Collateral"):

            (A)  all United States, international and foreign patents, patent applications, utility models, and statutory invention registrations, including, without limitation, the patents and patent applications set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being in substantially the form of Exhibit F hereto (an "IP Security Agreement Supplement"), executed and delivered by such Grantor to the Trustee from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Patents");

            (B)  all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, including, without limitation, the trademark registrations and trademark applications set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Trustee from time to time), and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an intent-to-use trademark application under applicable law), and all rights therein provided by international treaties or conventions, all renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Trademarks");

            (C)  all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, including, without limitation, the copyright registrations and copyright applications set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time), together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Copyrights");

            (D)  all proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (the "Trade Secrets");

            (E)  all software, including, without limitation, computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing (the "Computer Software");

            (F)  all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable to such Grantor with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises (the "Licenses"); and

            (G)  any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks, Copyrights, Trade Secrets, Computer Software or Licenses, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

          (viii) all commercial tort claims described in Schedule V hereto (collectively, the "Commercial Tort Claims Collateral");

          (ix)  all books and records (including, without limitation, customer lists, credit files, computer programs, software, printouts and other computer materials and records) of such Grantor pertaining to any of the Collateral;

          (x)   all rights to reimbursement or other payment under or in respect of any insurance policy (any and all such property being the "Insurance Receivables");

          (xi)  without limiting the generality of the foregoing, any other property of any Grantor, whether or not of the types described in clauses (i) through (x) of this Section 2(a), in which any Grantor shall at any time create a Lien in favor of the Collateral Agent as collateral security for any Lender Obligations (as defined in the Intercreditor Agreement); and

          (xii) all proceeds of, collateral for, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (i) through (xi) of this Section 2(a) and this clause (xii) and, to the extent not otherwise included, all (A) payments under Property Insurance Policies (whether or not the Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

        (b)   Exclusions from Grant. Notwithstanding the foregoing, the Collateral shall not include:

          (i)    any accounts receivable and related assets that are subject to a security interest (including a security interest arising by virtue of a sale thereof) permitted by the New Indenture and created in connection with a Permitted Receivables Financing;

          (ii)   any voting Equity Interests in any Foreign Subsidiary in excess of 66% of all voting Equity Interests in such Foreign Subsidiary, provided that if a greater percentage of the voting Equity Interests in any Foreign Subsidiary is pledged to secure the Lender Obligations, then such greater percentage shall be pledged hereunder;

          (iii)  that portion, if any, of the indebtedness owed to the Grantors from any Subsidiary of the Company that is not a 3-16 Entity, or the instruments, if any, evidencing such indebtedness, that is in excess of the amount of such indebtedness or instruments that may be pledged hereunder without creating an obligation on the part of the Grantors to file separate financial statements with respect to such Subsidiary with the Securities and Exchange Commission pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X;

          (iv)  that portion, if any, of the total value of (x) the voting Equity Interests in any Foreign Subsidiary and (y) the indebtedness owed to the Grantors from any Foreign Subsidiary, or the instruments, if any, evidencing such indebtedness to the extent that the portion of such total value pledged hereunder exceeds 66% of the total value of such Equity Interests, indebtedness and instruments of such Foreign Subsidiary;

          (v)   that portion of the rights of any Grantor under the Intercompany Cash Management Agreement representing claims against any Subsidiary of the Company that is not a 3-16 Entity that is in excess of the amount of such claims that may be pledged hereunder without creating an obligation on the part of the Grantors to file separate financial statements with respect to such Subsidiary with the Securities and Exchange Commission pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X;

          (vi)  motor vehicles and other assets the perfection of a security interest in which is subject to a certificate of title statute in the relevant jurisdiction;

          (vii) Equipment and other assets (x) leased by a Grantor under a lease that prohibits the granting of a Lien on such Equipment or other assets or (y) owned by a Grantor and subject to a Lien permitted under the New Indenture if the terms of such Lien prohibit the granting of another security interest in such Equipment or other assets; or

          (viii) any general intangibles or other rights arising under any agreement, contract, instrument, lease, license or other document (including any of the Assigned Agreements and/or Related Contracts) if (but only to the extent that) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party, unless and until all required consents shall have been obtained, provided that, in the event such Grantor shall obtain any such required consent to the grant of a security interest therein in favor of the Collateral Agent, such Grantor shall concurrently obtain a consent to the grant of a security interest therein in favor of the Trustee (and, in that connection, the Grantors hereby represent and warrant to the Trustee that they have not heretofore obtained any such consents in favor of the Collateral Agent with respect to collateral security under the Lender Security Agreement).

        SECTION 3.    Security for Obligations.    This Agreement secures, in the case of each Grantor, the payment of the Obligations including Post-Petition Interest thereon (collectively, the "Secured Obligations").

        SECTION 4.    Grantors Remain Liable.    Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other New Indenture Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

        SECTION 5.    Delivery and Control of Security Collateral.

        (a)    Certificated Securities.    All certificates or instruments representing or evidencing Security Collateral constituting Pledged Equity or Pledged Debt in a principal amount of $1,000,000 or more shall (to the extent not required to be delivered to the Collateral Agent under the Lender Security Agreement and held by the Collateral Agent pursuant to the provisions of the Intercreditor Agreement) be delivered to and held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and no certificates shall be issued with respect to any entity which has Pledged Equity hereunder unless such certificates are duly pledged promptly thereafter to the Trustee as and to the extent required hereunder. Upon prior written notice to the Company (and, in the case of the Pledged Equity in any Foreign Subsidiary, subject to any approvals required under the laws of the jurisdiction of organization of such Foreign Subsidiary), the Trustee shall have the right, at any time in its discretion, to transfer to or to register in the name of the Trustee or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 13(a), in each case to the extent required to ensure the perfection of the Trustee's security interest or, upon the occurrence of an Event of Default, to exercise any remedies hereunder. In addition, in connection with any exercise of remedies by the Trustee hereunder, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

        (b)    Uncertificated Securities.    With respect to any Security Collateral constituting Pledged Equity of a Subsidiary or joint venture in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof (or in the case of an issuer that is not a Subsidiary, such Grantor will use its reasonable efforts to cause the issuer thereof) either (i) to register the Trustee as the registered owner of such security (to the extent the Collateral Agent is not required to be registered as the registered owner thereof pursuant to the Lender Security Agreement) or (ii) to agree in an authenticated record with such Grantor and the Trustee that, upon the occurrence and during the continuance of an Event of Default, such issuer will comply with instructions with respect to such security originated by the Trustee without further consent of such Grantor.

        (c)    Securities Entitlements.    With respect to any Security Collateral in which any Grantor has any right, title or interest valued at $1,000,000 or more and that constitutes a security entitlement in which the Trustee is not the entitlement holder (to the extent the Collateral Agent is not required to be the entitlement holder pursuant to the Lender Security Agreement), such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Trustee as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Trustee that, upon notice from the Trustee of the occurrence and continuance of an Event of Default, such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Trustee without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (such agreement being a "Securities Account Control Agreement").

        (d)    Change of Securities Intermediaries.    No Grantor will change or add any securities intermediary that maintains any securities account in which any of the Security Collateral is credited or carried, or change or add any such securities account, in each case without first complying with the above provisions of this Section 5 in order to perfect the security interest granted hereunder in such Collateral.

        [(e)    Certain Exclusions.    Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5), it is understood and agreed that (i) with respect to Security Collateral constituting uncertificated securities issued by the Perryville III Trust, the applicable Grantor shall comply with the provisions of this Section 5 as promptly as practicable after the Effective Date, (ii) with respect to Security Collateral constituting certificated securities issued by HFM Tray Canada Ltd., the applicable Grantor shall only be required to use commercially reasonable efforts to comply with the provisions of this Section 5 as promptly as practicable after the Effective Date, and (iii) with respect to Security Collateral constituting Pledged Equity of Foreign Subsidiaries, the applicable Grantors shall comply with the provisions of this Section 5 as promptly as practicable after the Effective Date, except that in the case of this clause (iii) no Grantor shall be required to take any such action that would be contrary to the local law applicable to any such Foreign Subsidiary or which would require such Grantor or Foreign Subsidiary to seek approval from any local governmental authority having jurisdiction over such Foreign Subsidiary (other than any such actions required in connection with the pledges described on Schedule VIII hereof which shall be taken by the deadlines established under Section 5.15(b) or 6.17, as the case may be, of the Credit Agreement).]

        SECTION 6.    Maintaining the Account Collateral.    Until all Note Obligations have been paid in full, except as contemplated by Section 6.16 of the Credit Agreement, each Grantor will maintain all Account Collateral only with a Lender or an Affiliate of a Lender (a "Pledged Account Bank") that has agreed, in a record authenticated by the Grantor, the Collateral Agent, the Pledged Account Bank and the Trustee, to (i) comply (subject to the provisions of the Intercreditor Agreement) with instructions originated by the Trustee directing the disposition of funds in the Account Collateral maintained with such Pledged Account Bank without the further consent of the Grantor and (ii) waive or subordinate (subject to the provisions of the Intercreditor Agreement) in favor of the Trustee all claims of such Pledged Account Bank (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to the Account Collateral, which authenticated record shall be substantially in the form of Exhibit B hereto (the "Account Control Agreement").

        SECTION 7.    Intentionally Left Blank.This Section 7 has been intentionally left blank.

        SECTION 8.    Maintaining Letter of Credit Rights and Giving Notice of Commercial Tort Claims.    Until all Note Obligations shall have been paid in full:

          (a)   Each Grantor will promptly give notice to the Trustee of any letter-of-credit rights of $5,000,000 or more in respect of any letter of credit that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action (which shall in any event be consistent with the action being taken in favor of the Collateral Agent pursuant to the Lender Security Agreement), to subject such letter-of-credit rights to the security interest created under this Agreement (including, without limitation, using its commercially reasonably efforts to maintain all letter-of-credit rights assigned to the Trustee so that the Trustee has control of such letter-of-credit rights in the manner specified in Section 9-107 of the UCC); and

          (b)   Each Grantor will promptly give notice to the Trustee of any commercial tort claim of $5,000,000 or more that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement to subject such commercial tort claim to the security interest created under this Agreement.

        SECTION 9.    Representations and Warranties.    Each Grantor represents and warrants as follows:

          (a)   As of the date hereof, such Grantor's exact legal name (as defined in Section 9-503(a) of the UCC) and location (within the meaning of Section 9-307 of the UCC) is correctly set forth in its Perfection Certificate. As of the date hereof, the information set forth in such Grantor's Perfection Certificate is true and accurate in all respects.

          (b)   All Security Collateral consisting of certificated securities and instruments that constitute Pledged Equity or Pledged Debt in a principal amount of $1,000,000 or more have been delivered to the Trustee (or to the Collateral Agent under the Lender Security Agreement).

          (c)   Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien or adverse claim, except for the security interest created under this Agreement or permitted under the New Indenture. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent or as otherwise permitted under the New Indenture.

          (d)   The Pledged Equity pledged by such Grantor hereunder in any Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable. The Pledged Debt of any Subsidiary pledged by such Grantor hereunder (i) has been duly authorized, authenticated or issued and delivered and (ii) is the legal, valid and binding obligation of the issuer thereof, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

          (e)   As of the date hereof, the Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding shares of stock or other Equity Interest of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt listed on Schedule II hereto includes all of the outstanding indebtedness in a principal amount of $1,000,000 or more as of the date hereof which is evidenced by a promissory note or other instrument owed to such Grantor by the issuers thereof.

          (f)    This Agreement creates in favor of the Trustee for the benefit of the Secured Parties a valid and, together with such filings and other actions required under this Agreement and actions that may be required in foreign jurisdictions with respect to Equity Interests in Foreign Subsidiaries, perfected first priority security interest (subject to any Liens otherwise permitted under the Credit Agreement) in the Collateral of such Grantor, securing the payment of the Secured Obligations.

          (g)   No material authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for

            (i)    the grant by such Grantor of the assignment, pledge and security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, except (y) as the performance of this Agreement by Foster Wheeler International Corporation may be limited by the Caribe Letter and (z) for actions that may be required in foreign jurisdictions with respect to Equity Interests in Foreign Subsidiaries,

            (ii)   the perfection or maintenance of the assignment, pledge and security interest created hereunder (including the first priority nature of such assignment, pledge or security interest), except for (w) the filing of financing and continuation statements under the UCC, which financing statements will promptly be duly filed and in full force and effect, and actions that may be required in foreign jurisdictions with respect to Equity Interests in Foreign Subsidiaries, (x) the recordation of the Intellectual Property Security Agreements referred to in Section 12(c) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements will promptly be duly recorded and in full force and effect, and similar filings and/or actions that may be required in foreign jurisdictions with respect to foreign Intellectual Property Collateral, (y) in the case of Parent and Foreign Holdings, the filing of this Agreement as a "charge" under the Companies Act of 1981, Bermuda, to ensure the priority purported to be created hereby and (z) the actions described in Section 5 with respect to Security Collateral, which actions have been or will promptly be taken and in full force and effect, or

            (iii)  the exercise by the Trustee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as (w) may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally or as may be required by the UCC, (x) with respect to any Collateral owned by Parent or Foreign Holdings, may be required from the Bermuda Monetary Authority, (y) may be required from Banco Mercantil

    C.A. Banco Universal under the Caribe Letter and (z) may be required in foreign jurisdictions with respect to Equity Interests in Foreign Subsidiaries.

          (h)   The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all applicable requirements of the Fair Labor Standards Act.

          (i)    As to itself and its Intellectual Property Collateral:

            (i)    The rights of such Grantor in or to any material Intellectual Property Collateral do not conflict with, misappropriate or infringe the intellectual property rights of any third party, and no claim has been asserted that the use of such Intellectual Property Collateral does or may infringe the intellectual property rights of any third party, except for any such misappropriations, infringements or claims that would not have a material impact on the overall value of all of the Collateral.

            (ii)   Such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to any material Intellectual Property Collateral and is entitled to use all such Intellectual Property Collateral without limitation, subject only to the license terms of the Licenses.

            (iii)  As of the date hereof, the Intellectual Property Collateral set forth on Schedule III hereto includes all of the material United States-issued patents, patent applications, trademark registrations and applications and copyright registrations and applications owned by such Grantor.

            (iv)  Such Grantor has made or performed all reasonable and necessary filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every material item of Intellectual Property Collateral in full force and effect, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office. Such Grantor has used proper statutory notice in connection with its use of each material patent, trademark and copyright of the Intellectual Property Collateral, except for any such notices which the failure of the Grantor to give would not have a material impact on the overall value of all of the Collateral.

          (j)    As of the date hereof, no Grantor has any commercial tort claim (as defined in Section 9-102(13) of the UCC) of $5,000,000 or more other than those listed in Schedule V hereto.

        SECTION 10.    Further Assurances.

        (a)    Execution of Further Instruments, Etc.    Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary (including, without limitation, actions necessary to obtain control of Collateral (including letter-of-credit rights) as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC), in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor; provided that (x) no Grantor shall be required to take any such action either: (i) with respect to Intellectual Property Collateral, in a foreign jurisdiction or (ii) with respect to any Collateral, under the Federal Assignment of Claims Act (or any similar state of local statute) and (y) with respect to any action that requires the consent of a third party, a Grantor shall only be required to use commercially reasonable efforts to obtain such consent (but shall in any event deliver such consent to the Trustee in the event such Grantor shall deliver a similar consent to the Collateral Agent under the Lender Security Agreement). Without limiting the generality of the foregoing but subject to the proviso above, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any Pledged Debt in a principal amount of $1,000,000 or more shall be evidenced by a promissory note or other instrument, deliver and pledge to the Trustee hereunder (if not delivered to the Collateral Agent under the Lender Security Agreement) such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices with respect to the Intellectual Property Collateral, as may be necessary or desirable in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) deliver and pledge to the Trustee for benefit of the Secured Parties (if not delivered to the Collateral Agent under the Lender Security Agreement) certificates representing Pledged Equity that constitutes certificated securities, accompanied by undated stock powers executed in blank; and (iv) deliver to the Trustee evidence that all other action that the Collateral Agent may be necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

        (b)    Authorization to File.    Each Grantor hereby authorizes the Trustee to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Trustee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof. The Trustee will deliver to the Company copies of any such financing statements, continuation statements and amendments filed by it after the Effective Date.

        (c)    Further Identification of Collateral.    Each Grantor will furnish to the Trustee from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as such Grantor shall deliver to the Collateral Agent under the Lender Security Agreement.

        SECTION 11.    Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts.

        (a)    Certain Post-Closing Changes.    No Grantor will change its (i) legal name, (ii) location (within the meaning of Section 9-307 of the UCC) or (iii) federal taxpayer identification number from those set forth in its Perfection Certificate without first giving at least 15 days' prior written notice to the Trustee and taking all action required (which shall in any event be consistent with the action taken in favor of the Collateral Agent pursuant to the Lender Security Agreement) for the purpose of perfecting or protecting the security interest granted by this Agreement. No Grantor will become bound by a security agreement authenticated by another Person that is not a Grantor (determined as provided in Section 9-203(d) of the UCC) without giving the Trustee 30 days' prior written notice thereof and taking all action required (which shall in any event be consistent with the action taken in favor of the Collateral Agent pursuant to the Lender Security Agreement) to ensure that the perfection and first priority nature of the Trustee's security interest in the Collateral will be maintained.

        (b)    Rights upon Default.    The Trustee shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Trustee and (subject to the provisions of the Intercreditor Agreement) to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Trustee and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned

Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Trustee referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Trustee hereunder, shall be segregated from other funds of such Grantor and shall (subject to the provisions of the Intercreditor Agreement) be forthwith paid over to the Trustee in the same form as so received (with any necessary indorsement) to be held by the Trustee as additional collateral security hereunder and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 20(c) at the direction of the holders of more than 50% in aggregate principal amount of the Notes then outstanding and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.

        SECTION 12.    As to Intellectual Property Collateral.

        (a)    Intellectual Property Security Agreement.    With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit E hereto (an "Intellectual Property Security Agreement"), for recording the security interest granted hereunder to the Trustee in such Intellectual Property Collateral with the U.S. Patent and Trademark Office and the U.S. Copyright Office necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

        (b)    After-Acquired Intellectual Property.    Each Grantor agrees that, should it obtain an ownership interest in any item of the type set forth in Section 2(a)(vii) that is not on the date hereof a part of the Intellectual Property Collateral (the "After-Acquired Intellectual Property"), (i) the provisions of Section 2 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill of the business associated therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto and (iii) with respect to any such Intellectual Property Collateral that is registered in the U.S. Patent and Trademark Office or the U.S. Copyright Office, such Grantor shall (A) give to the Trustee written notice thereof on a quarterly basis, (B) execute and deliver to the Trustee, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property as "Additional Collateral" thereunder and as defined therein and (C) record such IP Security Agreement Supplement with the U.S. Patent and Trademark Office or the U.S. Copyright Office.

        SECTION 13.    Voting Rights; Dividends; Etc.

        (a)    Prior to Default.    So long as no Event of Default shall have occurred and be continuing and such Grantor has not received the notice referred to in subsection (b) below:

          (i)    Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral consisting of Pledged Equity and Pledged Debt of such Grantor or any part thereof for any purpose other than originate Entitlement Orders (as defined in any Securities Account Control Agreement) with respect to the Securities Accounts; provided, however, that such Grantor will not exercise or refrain from exercising any such right if such action would constitute an Event of Default under the New Indenture.

          (ii)   Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the New Indenture Documents; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral shall be, and (to the extent it constitutes Pledged Debt in a principal amount of $1,000,000 or more) shall be forthwith delivered to the Trustee (if not delivered to the Collateral Agent pursuant to the Lender Security Agreement) to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Trustee, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Trustee (if not required to be delivered to the Collateral Agent pursuant to the Lender Security Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

          (iii)  The Trustee will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

        (b)   After Default. Upon the occurrence and during the continuance of an Event of Default and upon notice to the Grantors, but subject to the Intercreditor Agreement:

          (i)    All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 13(a)(i) shall, upon notice to such Grantor by the Trustee, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 13(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Trustee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

          (ii)   All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 13(b) shall be received in trust for the benefit of the Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Trustee (if not required to be paid over to the Collateral Agent pursuant to the Lender Security Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

          (iii)  The Trustee shall be authorized to send to each Securities Intermediary as defined in and under any Securities Account Control Agreement a Notice of Exclusive Control as defined in and under such Securities Account Control Agreement.

        SECTION 14.    As to Letter-of-Credit Rights.

        (a)    Prior to Default.    Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights in respect of any letter of credit of $5,000,000 or more to the Trustee, intends to (and hereby does) assign to the Trustee its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of such letters of credit of which it is or hereafter becomes a beneficiary. Each Grantor will promptly use its commercially reasonable efforts to cause the issuer of each such letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof and deliver written evidence of such consent to the Trustee, provided that in any event such Grantor shall deliver a consent consistent with any consent delivered to the Collateral Agent under the Lender Security Agreement.

        (b)    After Default.    Upon the occurrence and during the continuance of an Event of Default (but subject to the Intercreditor Agreement), each Grantor will, promptly (i) notify (and such Grantor hereby authorizes the Trustee to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit of $5,000,000 or more that the proceeds thereof have been assigned to the Trustee hereunder and any payments due or to become due in respect thereof are to be made directly to the Trustee or its designee (if not paid to the Collateral Agent under the Lender Security Agreement) and (ii) arrange for the Trustee to become the transferee beneficiary of such letter of credit (if the Collateral Agent has not been designated such transferee pursuant to the Lender Security Agreement).

        SECTION 15.    Insurance Receivables.

        (a)    Grantor Beneficiary under Asbestos Policies.    Schedule VII hereto lists as of the date hereof each insurance policy that covers claims relating to asbestos liability under which any Grantor is a beneficiary or otherwise entitled to reimbursement or payment (any such policy, an "Asbestos Policy"). Each Grantor shall use its commercially reasonable efforts to notify each insurance company that is the issuer of any Asbestos Policy of, and deliver to the Trustee a consent and acknowledgment, in substantially the form of Exhibit C hereto, from each such insurance company to, the assignment of the receivables under such Asbestos Policy to the Trustee pursuant to this Agreement.

        (b)    Grantor Entitled to Payment under Asbestos Policies.    If any Grantor becomes a beneficiary or otherwise entitled to reimbursement or payment under any Asbestos Policy, such Grantor shall use its commercially reasonable efforts to notify the insurance company that is issuer of such Asbestos Policy of, and deliver to the Trustee a consent and acknowledgment, in substantially the form of Exhibit C hereto, from such insurance company to, the assignment of the receivables under such Asbestos Policy to the Trustee pursuant to this Agreement.

        SECTION 16.    Transfers and Other Liens.    Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the New Indenture, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the New Indenture.

        SECTION 17.    Trustee Appointed Attorney-in-Fact.    Each Grantor hereby irrevocably appoints the Trustee such Grantor's attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default, in the Trustee's discretion, to take any action and to execute any instrument that the Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a)   to obtain and adjust insurance required to be paid to the Trustee pursuant to the New Indenture,

          (b)   to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

          (c)   to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

          (d)   to file any claims or take any action or institute any proceedings that the Trustee may deem reasonably necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Trustee with respect to any of the Collateral.

        SECTION 18.    Trustee May Perform.    If any Grantor fails to perform any agreement contained herein, the Trustee may, but shall not be obligated to, perform, or cause performance of, such agreement, and the expenses of the Trustee incurred in connection therewith shall be payable by such Grantor under Section 21; provided that, unless the Trustee determines that the circumstances do not so permit, the Trustee shall notify such Grantor of any such action ten Business Days' prior to taking, or causing to be taken, such action.

        SECTION 19.    Trustee Duties.

        (a)    Preservation of Collateral.    The powers conferred on the Trustee hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Trustee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

        (b)   Anything contained herein to the contrary notwithstanding, the Trustee may from time to time, when the Trustee deems it to be necessary, appoint one or more subagents (each a "Subagent") for the Trustee hereunder with respect to all or any part of the Collateral. In the event that the Trustee so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Trustee, for the benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Trustee, with all rights, powers, privileges, interests and remedies of the Trustee hereunder with respect to such Collateral, and (iii) the term "Trustee," when used herein in relation to any rights, powers, privileges, interests and remedies of the Trustee with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Trustee.

        (c)    New Indenture Protections.    The provisions of Article 7 of the New Indenture shall inure to the benefit of the Trustee in respect of this Agreement and shall be binding upon the parties hereto in such respect.

        SECTION 20.    Remedies.    If either (x) any Event of Default shall have occurred and be continuing and the holders of a majority of the Note Obligations shall have so instructed the Trustee (but subject to the Intercreditor Agreement):

          (a)   The Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Trustee forthwith, assemble all or part of the Collateral as directed by the Trustee and make it available to the Trustee at a place and time to be designated by the Trustee that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b)   The Trustee may, without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Note Obligations. The Trustee shall notify the Grantor promptly following any such transfer or direction; provided that the failure to give such notice shall not affect the validity of such transfer or direction.

          (c)   Any cash held by or on behalf of the Trustee and all cash proceeds received by or on behalf of the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Trustee, be held by the Trustee as collateral for, and/or then or at any time thereafter applied in whole or in part by the Trustee for the benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

            (i)    to pay the expenses of such sale or disposition, including reasonable compensation to agents of and counsel for the Trustee, and all reasonable expenses, liabilities and advances incurred or made by the Trustee in connection with the Security Documents, and any other amounts then due and payable to the Trustee pursuant to Section 7.07 of the New Indenture;

            (ii)   to pay ratably all amounts in respect of the Note Obligations, until payment in full of the same shall have been made; and

            (iii)  to pay to the applicable Grantor or to whomsoever may be lawfully entitled to receive any surplus from the proceeds of the Collateral owned by it.

          (d)   All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Trustee in the same form as so received (with any necessary indorsement).

          (e)   The Trustee may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

          (f)    In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill of the business connected with and symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Trustee or its designee such Grantor's know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor's customer lists and other records and documents relating to such Intellectual Property

  Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

          (g)   If the Trustee shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 20, each Grantor agrees that, upon request of the Trustee, such Grantor will, at its own expense:

            (i)    if such Security Collateral constitutes Pledged Equity of a Subsidiary of such Grantor, execute and deliver, and cause the issuer of such Pledged Equity contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Trustee, advisable to register such Pledged Equity under the provisions of the Securities Act of 1933 (as amended from time to time, the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Trustee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

            (ii)   use its best efforts to qualify such Security Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Trustee;

            (iii)  cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

            (iv)  do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

        Notwithstanding the foregoing, the Trustee is authorized, in connection with any such sale, if it deems it advisable to do so, (A) to restrict the prospective bidders on or purchasers of any of such Security Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Security Collateral, (B) to cause to be placed on certificates for any or all of such Security Collateral or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act and may not be disposed of in violation of the provisions of the Securities Act, and (C) to impose such other limitations or conditions in connection with any such sale as the Trustee deems necessary or advisable in order to comply with the Securities Act or any other law. The parties acknowledge and agree that only under very unusual circumstances, if ever, would the Trustee be required to register such Security Collateral under the Securities Act in order to effect a commercially reasonable sale.

          (h)   The Trustee is authorized, in connection with any sale of Security Collateral pursuant to this Section 20, to deliver or otherwise disclose to any prospective purchaser of such Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (g)(i) above; and (ii) any other information in its possession relating to such Security Collateral.

          (i)    Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in subsection (g) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, the Trustee shall have the right of specific performance.

        SECTION 21.    Indemnity and Expenses.    Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

        SECTION 22.    Intentionally Left Blank.    This Section 22 has been intentionally left blank.

        SECTION 23.    Amendments; Waivers; Trustee Actions; Additional Grantors; Etc.

        (a)    Amendments.    No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Trustee or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Except as otherwise provided in Section 20, the Trustee shall take instructions from the holders of a majority of the Note Obligations as to all matters. Any such action, including any release of Collateral, shall be binding on the Noteholders.

        (b)    Security Supplements.    Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a "Security Agreement Supplement"), (i) such Person shall be referred to as an "Additional Grantor" and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to "Grantor" shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to "Collateral" shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules XII attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules XII, respectively, hereto, and the Trustee may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

        SECTION 24.    Notices; Etc.

        (a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, as set forth in or designated pursuant to Section 12.03 of the New Indenture. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Trustee shall not be effective until actually received by the Trustee.

        (b)    Effectiveness of Facsimile Documents and Signatures.    Collateral Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all parties hereto. The Trustee may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (c)    Limited Use of Electronic Mail.    Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as distribution of Collateral Documents for execution by the parties thereto, and may not be used for any other purpose.

        (d)    Reliance by Trustee.    The Trustee shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Grantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Grantor shall indemnify the Trustee and its Affiliates from all losses and liabilities, and all reasonable costs and expenses, resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Grantor absent gross negligence or willful misconduct. All communications with the Trustee may be recorded by the Trustee, and each of the parties hereto hereby consents to such recording.

        (e)    No Duty to Verify.    The Trustee may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any New Indenture Document) purportedly made by or on behalf of the Company (including acting on behalf of any other Grantor) or any other Grantor, and the Trustee shall not have any duty to verify the identity or authority of any Person giving such notice.

        SECTION 25.    Continuing Security Interest; Assignments under the Credit Agreement.    This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Note Obligations, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer its Notes, or all or any portion of its rights and obligations under or in respect of the Notes, to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as provided in the New Notes Indenture.

        SECTION 26.    Release; Termination.    Collateral shall be released by the Trustee upon the request of the Company subject to the satisfaction of the conditions therefor set forth in Section 10.03 of the New Indenture.

        SECTION 27.    Security Interest Absolute.    All rights of the Trustee and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

          (a)   any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

          (b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Obligor or any of its Subsidiaries or otherwise;

          (c)   any taking, exchange, release or non perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

          (d)   any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents or any other assets of any Obligor or any of its Subsidiaries;

          (e)   any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

          (f)    any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Obligor now or hereafter known to such Secured Party (each Grantor waiving any duty on the part of the Secured Parties to disclose such information);

          (g)   the failure of any other Person to execute this Agreement or any other Collateral Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations;

          (h)   any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest; or

          (i)    (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Grantor or other rights of such Grantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Grantor hereunder.

        SECTION 28.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

        SECTION 29.    The Mortgages.    In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

        SECTION 30.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 31.    Limitation of Liability.    It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York, not individually or personally but solely as Owner Trustee of the Perryville III Trust, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein made on the part of the Perryville III Trust are made and intended not as personal representations, undertakings and agreements by The Bank of New York, but are made and intended for the purpose of binding only the Perryville III Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Person claiming by, through or under such parties and (d) under no circumstances shall The Bank of New York be personally liable for the payment of any indebtedness or expenses of the Perryville III Trust or the other Grantors or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Perryville III Trust or the other Grantors under this Agreement.

        IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ATTEST:		FOSTER WHEELER LLC By: Foreign Holdings Ltd., its sole member
By	Name: Title:	By	Name: Title:

FOSTER WHEELER USA CORPORATION
FOSTER WHEELER POWER GROUP, INC.
(formerly known as FOSTER WHEELER ENERGY INTERNATIONAL, INC.)
FOSTER WHEELER ENERGY CORPORATION
FOSTER WHEELER INC. (formerly known as FOSTER WHEELER US HOLDINGS, INC.)
FOSTER WHEELER INTERNATIONAL HOLDINGS, INC.
FOREIGN HOLDINGS LTD.
FOSTER WHEELER LTD.
EQUIPMENT CONSULTANTS, INC.
FOSTER WHEELER ASIA LIMITED
FOSTER WHEELER CAPITAL & FINANCE CORPORATION
FOSTER WHEELER CONSTRUCTORS, INC.
FOSTER WHEELER DEVELOPMENT CORPORATION
FOSTER WHEELER ENERGY MANUFACTURING, INC.
FOSTER WHEELER ENERGY SERVICES, INC.
FOSTER WHEELER ENVIRESPONSE, INC.
FOSTER WHEELER ENVIRONMENTAL CORPORATION
FOSTER WHEELER FACILITIES MANAGEMENT, INC.
FOSTER WHEELER INTERNATIONAL CORPORATION
FOSTER WHEELER POWER SYSTEMS, INC.
FOSTER WHEELER PYROPOWER, INC.
FOSTER WHEELER REAL ESTATE DEVELOPMENT CORP.
FOSTER WHEELER REALTY SERVICES, INC.
FOSTER WHEELER VIRGIN ISLANDS, INC.
FOSTER WHEELER ZACK, INC.
FW MORTSHAL, INC.
FW TECHNOLOGIES HOLDING, LLC
HFM INTERNATIONAL, INC.
PROCESS CONSULTANTS, INC.
PYROPOWER OPERATING SERVICES COMPANY, INC.

[To be completed]
By:	Name: Title:
PERRYVILLE III TRUST
By:	THE BANK OF NEW YORK, not in its individual capacity but solely in its capacity as the Owner Trustee of the Perryville III Trust
By:	Name: Title:

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TABLE OF CONTENTS
SECURITY AGREEMENT
PRELIMINARY STATEMENTS.